Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - July 19, 2019) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and six months ended June 30, 2019.

2nd Quarter 2019 Summary

•	Net Sales growth of 3% quarter over quarter versus an 8% quarter over quarter reduction in global light vehicle production volumes

•	Gross margin of 37.7% including negative tariff impact of 60 basis points

•	Sequential gross margin improvement of 150 basis points compared to the first quarter of 2019

•	Quarter over quarter earnings per diluted share growth of 5% to $0.42

•	3.1 million shares repurchased during the quarter at an average of $22.72 per share

•	Revised 2019 calendar year guidance for improvements in gross margin, depreciation and amortization, and effective tax rate ranges
For the second quarter of 2019, the Company reported net sales of $468.7 million, which was an increase of 3% compared to net sales of $455.0 million in the second quarter of 2018. This growth was in contrast to global light vehicle production that declined approximately 8% in the second quarter of 2019 when compared to the second quarter of 2018. The actual global light vehicle production levels worsened approximately 4% for the second quarter of 2019, when compared to IHS Markit's mid-April forecast for the second quarter of 2019.
"The market conditions of the second quarter of 2019 were very similar to those of the first quarter of this year, with light vehicle production down from the same period last year. Once again, industry-based vehicle production forecasts were overly optimistic which resulted in actual new vehicle builds coming in well below forecast," said President and CEO Steve Downing. "Despite the current vehicle production environment being down about 8% from the second quarter of 2018, we were able to outperform the underlying market by approximately 11%, which resulted in a quarter over quarter net 3% revenue growth rate. For the first six months of 2019, global vehicle production levels have been off by approximately 7% from the same period last year, but we have been able to maintain our growth targets for the year. In fact,

Exhibit 99.1

based on the first six months of the year and our forecast for the second half, we are raising the bottom of the range and narrowing our full year revenue guidance to be between $1.87 and $1.90 billion. Based on our first half of 2019 performance and the current IHS forecast for the second half of the year, we are poised to outperform global automotive markets by approximately 7% for the year."
For the second quarter of 2019, the gross margin was 37.7%, which increased significantly when compared to a gross margin of 36.2% in the first quarter of 2019. On a quarter-over-quarter basis, the gross margin for the second quarter of 2019 declined slightly compared to a gross margin of 38.0% for the second quarter of 2018. The quarter-over-quarter gross margin was negatively impacted by approximately 60 basis points due to incremental tariffs that became effective at various times starting in July 2018. "Our sequential gross margin expansion in 2019 was due to positive product mix shifts, which include Full Display Mirror and domestic exterior-mirror growth, better than expected purchasing cost reductions in the first half of calendar year 2019, cost discipline throughout the Company, and success in mitigating some of the escalating costs related to tariffs that have been impacting the Company since July 2018," said Downing. "In fact, if not for the 60 basis points of margin erosion due to tariffs, our gross margin would have improved on a quarter over quarter basis. Our ability to maintain gross margins in a difficult production environment is a testament to the hard work and cost focus of the Gentex team."
Operating expenses during the second quarter of 2019 were up 5% to $48.6 million when compared to operating expenses of $46.1 million in the second quarter of 2018. "We continue to manage our operating costs carefully and with discipline, while maintaining our focus on future growth. The primary driver of increases in operating expenses is funding the resources needed for the development and launch of already sold products including additional auto-dimming mirror applications, Full Display Mirror, Integrated Toll Module, and our new aerospace program. In addition, we are deploying resources to expand the product portfolio in the areas of connected car, digital vision and large area dimmable devices, which we believe will provide the potential for long-term growth," concluded Downing.
Income from operations for the second quarter of 2019 increased 1% to $127.9 million when compared to income from operations of $126.7 million for the second quarter of 2018. The increase in income from operations was primarily due to the increase in revenue on a quarter over quarter basis, but was partially offset by lower operating margins when compared to the same period last year.

Exhibit 99.1

During the second quarter of 2019, the Company's effective tax rate was 16.4%, up from 15.5% during the second quarter of 2018, primarily driven by a decrease in discrete tax benefits related to stock-based compensation.
Net income for the second quarter of 2019 was relatively flat at $109.0 million compared to the second quarter of 2018.
Earnings per diluted share for the second quarter of 2019 increased 5% to $0.42, when compared to $0.40 for the second quarter of 2018, primarily as a result of a 6% reduction in diluted shares outstanding from share repurchases, due to the continued execution of the Company's previously disclosed capital allocation strategy.
Automotive net sales in the second quarter of 2019 were $456.6 million, compared with automotive net sales of $444.2 million in the second quarter of 2018. The growth in automotive sales was driven primarily by strength in Full Display Mirror and domestic exterior auto-dimming mirror unit shipment growth.
Other net sales in the second quarter of 2019, which includes dimmable aircraft windows and fire protection products, were $12.1 million, an increase of 13% compared to other net sales of $10.8 million in the second quarter of 2018.
Share Repurchases
During the second quarter of 2019, the Company repurchased approximately 3.1 million shares of its common stock at an average price of $22.72 per share, for a total of $69.9 million of share repurchases. To date for calendar year 2019, the Company has repurchased approximately 7.8 million shares of its common stock at an average price of $21.30, for a total of approximately $166.1 million of share repurchases. As of June 30, 2019, the Company has approximately 26.0 million shares remaining available for repurchase pursuant to the previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will continue to take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.

Exhibit 99.1

Future Estimates
The Company’s forecasts for light vehicle production for the third quarter and full year of 2019 are based on IHS Markit's mid-July 2019 forecasts for light vehicle production in North America, Europe, China, and Japan and Korea and are detailed in the table herein.

Light Vehicle Production (per IHS Markit mid-July light vehicle production forecast)
(in Millions)
Region	3Q 2019	3Q 2018	% Change	Calendar Year 2019	Calendar Year 2018	% Change
North America	4.12	4.03	2%	16.65	16.96	(2)%
Europe	4.75	4.64	2%	21.44	21.99	(3)%
Japan and Korea	3.33	3.06	9%	13.28	13.20	1%
China	5.99	6.23	(4)%	25.04	26.85	(7)%
Total Light Vehicle Production	18.19	17.96	1%	76.41	79.00	(3)%

Based on the above IHS Markit light vehicle production forecasts, current forecasted product mix, expense growth estimates, and actual performance through the first six months of 2019, the Company has updated its previously announced annual guidance for revenue, gross margin, estimated tax rate, and depreciation and amortization in the table below, and is maintaining its guidance for operating expenses and capital expenditures for calendar year 2019.

2019 Calendar Year Guidance
Annual Guidance
Item	As of 4/19/19	Updated as of 7/19/19
Net Sales	$1.83 - $1.93 billion	$1.87 - $1.90 billion
Gross Margin	36.0% - 37.0%	36.5% - 37.5%
Operating Expenses (E,R&D and S,G&A)	$195 - $200 million	No change
Tax Rate	16.0% - 18.0%	16.0% - 17.0%
Capital Expenditures	$90 - $100 million	No change
Depreciation & Amortization	$105 - $115 million	$100 - $110 million
Finally, based on 2020 light vehicle production forecasts and current forecasted product mix, the Company is making no changes to its previously announced revenue estimates for calendar year 2020, which continues to be estimated to be over and above the foregoing 2019 revenue estimates in the range of 3% - 8%.

Exhibit 99.1

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, "poised", “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest

Exhibit 99.1

Form 10-K and Form 10-Q filed with the SEC. Includes content supplied by IHS Markit Light Vehicle Production Forecast (July 16, 2019) (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, July 19, 2019. The dial-in number to participate in the call is 844-389-8658, passcode 3547856. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/k75vq3cg. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
North American Interior Mirrors	2,206	2,202	—%	4,433	4,528	(2)%
North American Exterior Mirrors	1,320	950	39%	2,549	1,768	44%
Total North American Mirror Units	3,526	3,152	12%	6,981	6,296	11%
International Interior Mirrors	5,339	5,299	1%	10,596	10,647	—%
International Exterior Mirrors	1,953	2,115	(8)%	3,924	4,227	(7)%
Total International Mirror Units	7,293	7,415	(2)%	14,520	14,874	(2)%
Total Interior Mirrors	7,545	7,501	1%	15,028	15,175	(1)%
Total Exterior Mirrors	3,273	3,066	7%	6,473	5,995	8%
Total Auto-Dimming Mirror Units	10,819	10,567	2%	21,501	21,170	2%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Sales	$468,711,354	$454,981,440	$937,300,351	$920,401,545

Cost of Goods Sold	292,173,750	282,176,968	591,118,243	574,968,672
Gross Profit	176,537,604	172,804,472	346,182,108	345,432,873

Engineering, Research & Development	28,359,343	27,200,465	56,448,524	53,249,723
Selling, General & Administrative	20,273,295	18,921,003	40,232,286	36,984,813
Operating Expenses	48,632,638	46,121,468	96,680,810	90,234,536

Income from Operations	127,904,966	126,683,004	249,501,298	255,198,337

Other Income	2,377,578	2,289,774	5,689,789	5,534,372
Income before Income Taxes	130,282,544	128,972,778	255,191,087	260,732,709

Provision for Income Taxes	21,323,919	19,948,796	41,952,050	40,459,984

Net Income	$108,958,625	$109,023,982	$213,239,037	$220,272,725

Earnings Per Share(1)
Basic	$0.42	$0.40	$0.82	$0.81
Diluted	$0.42	$0.40	$0.82	$0.80
Weighted Average Shares
Basic	255,219,868	271,747,049	256,350,600	273,085,191
Diluted	256,579,621	274,122,498	257,694,885	275,660,418

Cash Dividends Declared per Share	$0.115	$0.110	$0.230	$0.220

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2019	December 31, 2018
ASSETS
Cash and Cash Equivalents	$260,332,892	$217,025,278
Short-Term Investments	190,565,065	169,412,999
Accounts Receivable, net	226,426,332	213,537,799
Inventories	225,094,463	225,281,599
Other Current Assets	27,984,155	25,672,579
Total Current Assets	930,402,907	850,930,254

Plant and Equipment - Net	501,398,382	498,473,766

Goodwill	307,365,845	307,365,845
Long-Term Investments	121,061,221	137,979,082
Intangible Assets	260,025,000	269,675,000
Patents and Other Assets	22,549,518	21,010,121
Total Other Assets	711,001,584	736,030,048

Total Assets	$2,142,802,873	$2,085,434,068

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$177,560,797	$169,160,919
Other Non-current Liabilities	6,190,219	—
Deferred Income Taxes	54,717,622	54,521,489
Shareholders' Investment	1,904,334,235	1,861,751,660
Total Liabilities & Shareholders' Investment	$2,142,802,873	$2,085,434,068